EXHIBIT 5.1


                        February 7, 2000


Board of Directors
COMTEX News Network, Inc.
4900 Seminary Road, Suite 800
Alexandria, Virginia 22311

Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the COMTEX News Network, Inc. 1995 Stock Option Plan, as amended (the "Plan"). The Registration Statement covers 2,200,000 shares of COMTEX News Network, Inc., $.01 par value, which have been added, with the approval of the shareholders of COMTEX News Network, Inc., to those reserved for issuance under the Plan.

     We are of the opinion that the additional 2,200,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.



                              Very truly yours,


                              McGuire, Woods, Battle & Boothe LLP
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